Exhibit 4.4

TOTAL CAPITAL

TOTAL SE

Officer’s Certificate

Pursuant to Section 102 of the Indenture

Total Finance Corporate Services Limited, a United Kingdom limited company (“TFCS”) and a duly appointed Director (Administrateur) of Total Capital, a société anonyme duly organized and existing under the laws of the Republic of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 428 292 023 (the “Company”), and Antoine Larenaudie, duly appointed Group Treasurer of TOTAL SE, a European company (Societas Europaea or SE) duly organized and existing under the laws of the Republic of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 542 051 180 (the “Guarantor”), hereby make the following statements pursuant to Section 102 of the indenture dated October 2, 2009, and amended by the first supplemental indenture dated October 11, 2018 and as further amended by the second supplemental indenture dated July 22, 2020, among the Company, the Guarantor and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Indenture”):

(a)

the undersigned has read the provisions of the Indenture, including without limitation, Section 901 (1) setting forth the conditions relating to the succession of another corporation, including as substitute obligor, to the Guarantor and the assumption by such successor of the covenants of the Guarantor in the Indenture and in the Guarantees and in respect of compliance with which this certificate is being delivered, and the definitions in the Indenture relating thereto;

(b)

the undersigned has examined the resolutions of the Board of Directors of the Company, such other corporate records of the Company and the Guarantor, and such other documents deemed necessary as a basis for the opinion hereinafter expressed;

(c)	in the opinion of the undersigned, such examination is sufficient to enable it to express an informed opinion as to whether or not the conditions referred to above have been complied with; and

(d)	the undersigned is of the opinion that such conditions have been complied with.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate as of the date set forth below.

Dated: July 22, 2020

TOTAL FINANCE CORPORATE SERVICES LIMITED

By:	/S/ ANTOINE LARENAUDIE
Name:	Antoine Larenaudie
Title:	Authorized Signatory

TOTAL SE

By:	/S/ ANTOINE LARENAUDIE
Name:	Antoine Larenaudie
Title:	Group Treasurer

[Signature Page to Officer’s Certificate under the Indenture]